Exhibit 10.16

AES CORPORATION

INTERNATIONAL RETIREMENT PLAN

AS AMENDED AND RESTATED ON DECEMBER 29, 2008

i

AES CORPORATION
INTERNATIONAL RETIREMENT PLAN

As Amended and Restated on December 29, 2008

The AES Corporation (the “Sponsor”) established the AES Corporation International Retirement Plan (the “Plan”), effective January 1, 2007.  The purpose of this Plan is to provide certain employees of the Sponsor and Affiliates with retirement benefits. The Plan is amended and restated as set forth herein to comply with Section 409A.

This Plan is an unfunded plan intended to be a nonqualified deferred compensation plan.  This plan will be subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) for United States taxpayers.  The amounts that may be payable under this Plan shall constitute general, unsecured obligations of the Sponsor, payable solely out of the general assets of the Sponsor, and no Participant shall have any rights to any specific assets of the Sponsor.  Balances under this Plan represent mere promises to pay amounts in the future.  In the event the Sponsor becomes subject to an insolvency or bankruptcy proceeding, a Participant in the Plan shall only have the rights of a general, unsecured creditor of the Sponsor for any Balances due under the Plan.

ARTICLE 1 - DEFINITIONS

1.1                                 “Account Earnings Rate” means the Moody’s Aa corporate bond yield rate as of the last business day of the immediately preceding calendar month plus one (1) percent.

1.2                                 “Affiliate” means (i) any subsidiary of the Sponsor, (ii) any entity or person or group of persons that, directly or through one or more intermediaries, is controlled by the Sponsor and (iii) any entity or person or group of persons in which the Sponsor has a significant equity interest, as determined by the Committee.

1.3                                 “Annual Bonus” means the bonus compensation payable to a Participant under an Employer’s annual bonus plan (determined without regard to any pre-tax salary reduction amounts, including but not limited to amounts voluntarily deferred under the terms of this Plan).

1.4                                 “Balance” of a Deferral Account means the total amount which has been credited to such Deferral Account after the adjustments are made for all intervening debits and credits.  The initial Balance of a Deferral Account is zero.

1.5                                 “Base Salary” shall mean the Employee’s total annual regular earnings,  retroactive regular earnings that relate to the period for which a Deferral Agreement has been timely made, and/or such other earnings, in each case as timely determined by the Committee, in its sole discretion, prior the applicable Plan Year (as identified and reported on the records of Employer).  Base Salary shall be determined without regard to any pre-tax salary reduction amounts, including but not limited to amounts voluntarily deferred under the terms of this Plan. Incentive and supplemental compensation, including but not limited to, bonus compensation, assignment related allowances and compensation payable under The AES Corporation 2003 Long Term Compensation Plan, or any

successor thereto, are not eligible for benefit purposes under this Plan and shall not be included in the definition of Base Salary.

1.6                                 “Beneficiary” means the person or persons designated by the Participant on the Participant’s Beneficiary Designation Form to receive distributions of a Participant’s Deferral Account Balance under this Plan at the Participant’s death in accordance with Article 5.

1.7                                 “Beneficiary Designation Form” means a form available to Participants on which a Participant may designate the Participant’s Beneficiary in accordance with Section 5.1.

1.8                                 “Board” means the Board of Directors of the Sponsor.

1.9                                 “Claimant” means a Participant or Beneficiary who makes a claim for a benefit under the Plan.

1.10                           “Code” means the Internal Revenue Code of 1986, as amended.  A reference to a section of the Code shall include a reference to any regulations or other guidance issued under such section.

1.11                           “Committee” means the Compensation Committee of the Board, or such other committee designated by the Board to discharge the duties of the Committee hereunder.

1.12                           “Compensation” means the sum of the Participant’s Base Salary and Annual Bonus for the Plan Year.

1.13                           “Company Matching Contribution” means the annual notional matching contribution which is credited to the Participant’s Deferral Account for the Plan Year.

1.14                           “Deferral Account” means a bookkeeping account created for each Participant that may be credited with Deferral Amounts under Section 3.1, Company Matching Contributions under Section 3.2, Profit-Sharing Contributions under Section 3.3, and earnings credits under Section 3.4, and debited for any distributions under Article 4.  The Committee may maintain separate sub-accounts with respect to each Participant with regard to the Participant’s Deferral Amounts, Company Matching Contributions, and Profit-Sharing Contributions in order to properly track such amounts.  If this is the case, references to a Participant’s “Deferral Account” shall be deemed to refer to the total of all such sub-accounts as necessary to properly implement the Plan.

1.15                           “Deferral Agreement” means the agreement between an Employer or the Committee and a Participant, including any amendments thereto, which specifies the Deferral Amount to be withheld on behalf of a Participant, subject to any procedures established by the Committee.  Each Deferral Agreement or amendment thereto shall be made or confirmed in writing under procedures established by the Committee.

1.16                           “Deferral Amount” means the whole percentage, up to 50%, by which a Participant’s Base Salary plus the whole percentage, up to 80%, by which the Annual Bonus is reduced on account of a Participant’s Deferral Agreement.

1.17                           “Disability” means (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) the Participant, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of an Employer, or (c) is determined to be totally disabled by the Social Security Administration.

1.18                           “Effective Date” means January 1, 2007.

1.19                           “Eligible Employee” means an Employee who is designated for participation in the Plan by the Committee and listed in Appendix A hereto (which Appendix A shall be updated from time to time by the Committee).  An Employee shall be eligible if the employee is eligible for the career expatriate benefit policy.  The Committee may, at its sole discretion, add or delete an Eligible Employee from Appendix A at any time.  Such amendment of Appendix A shall not affect an Eligible Employee’s Deferral Agreement for the current Plan Year.

1.20                           “Employee” means an individual who is employed by the Sponsor or an Affiliate.

1.21                           “Employer” means the Sponsor and any Affiliate.

1.22                           “Former Participant” means any Eligible Employee or former Eligible Employee who has ceased to be a Participant and on whose behalf a Deferral Account continues to be maintained by the Plan.

1.23                           “Key Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Sponsor as determined in accordance with Section 409A and the procedures established by the Sponsor.

1.24                           “Participant” means an Eligible Employee who becomes a Participant in accordance with Section 2.1.

1.25                           “Plan” means the AES Corporation International Retirement Plan.

1.26                           “Plan Year” means the 12-month period ending on the last day of the fiscal year of the Sponsor, which shall be December 31 of each calendar year.  The first Plan Year begins on January 1, 2007.

1.27                           “Profit-Sharing Contribution” means the annual discretionary notional Profit-Sharing Contribution which may be added to the Participant’s Deferral Account for a Plan Year.

1.28                           “Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

1.29                           “Sponsor” means The AES Corporation, a Delaware Corporation, or any successor thereto.

1.30                           “Termination of Employment” means a separation from service (as defined in section 409A(a)(2)(A)(i) of the Code) from the Sponsor and all of its controlled group members within the meaning of Section 409A.  For purposes hereof, the determination of controlled group members shall be made pursuant to the provisions of Section 414(b) and 414(c) of the Code; provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Section 1563(a)(1),(2) and (3) of the Code and Treas. Reg. § 1.414(c)-2; provided, further, where legitimate business reasons exist (within the meaning of Treas. Reg. § 1.409A-1(h)(3)), the language “at least 20 percent” shall be used instead of “at least 80 percent” in each place it appears.  Whether a Participant has a separation from service will be determined based on all of the facts and circumstances and in accordance with the guidance issued under Section 409A. For this purpose, a Participant will be presumed to have experienced a separation from service when the level of bona fide services performed permanently decreases to a level less than twenty percent (20%) of the average level of bona fide services performed during the immediately preceding thirty-six (36) month period or such other applicable period as provided by Section 409A..

1.31                           “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, a beneficiary, or a dependent (as determined under Section 152(a) of the Code, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant; the need to pay for the funeral expenses of a spouse, beneficiary or dependent (as defined above); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant..

ARTICLE 2 - ELIGIBILITY AND PARTICIPATION

2.1                                 Commencement of Participation

An Eligible Employee shall become a Participant as of the date he is designated as an Eligible Employee by the Committee.  An Eligible Employee’s participation in the Plan shall be effective upon notification to the Eligible Employee by the Committee of eligibility to participate in the Plan. A Participant may contribute a Deferral Amount by completing a Deferral Agreement in accordance with the procedures set forth by the Committee.  The Deferral Agreement shall set forth the whole percentage of a Participant’s Base Salary or Annual Bonus that shall be deferred for the applicable Plan Year or portion thereof, subject to such limits as the Committee may establish.  A Participant’s Deferral Agreement for a Plan Year shall continue in effect from Plan Year to Plan Year unless the Participant completes a new Deferral Agreement (or cancels his Deferral Agreement) in a timely manner in accordance with the procedures set forth by the Committee.

2.2                                 Time Limitation for Deferral Agreement

A Deferral Agreement shall be effective to defer a Participant’s Base Salary and Annual Bonus only if it is received by the Committee by December 31 of the calendar year before the calendar year in which the Participant’s services relating to the Base Salary and Annual Bonus are to be performed (or at such other earlier times as may be established by the Committee) or continues in effect from the prior Plan Year as described in Section 2.1.  Notwithstanding the provisions of the preceding sentence, if permitted by the Committee, a Deferral Agreement with respect to a Participant’s Annual Bonus shall be given effect if made by June 30 of the Plan Year for which the Annual Bonus is to be paid, provided that the Committee determines that the Annual Bonus satisfies the requirements for “performance-based compensation” within the meaning of section 409A(a)(4)(B)(iii) of the Code.  In addition, if a Participant is newly eligible to participate in the Plan in accordance with section 409A(a)(4)(B)(ii) of the Code, the Participant may enter into a Deferral Agreement within 30 days of eligibility, provided that such Deferral Agreement may apply only to Base Salary and Annual Bonus paid for services performed by the Participant after the date of such Deferral Agreement.  Accordingly, if a Deferral Agreement is made in the first-year of eligibility but after the beginning of the specified performance period (e.g., annual bonus compensation), the Deferral Agreement shall only apply to the total amount of such Compensation multiplied by the ratio of (i) the number of days remaining in the performance period after the election to (ii) the total number of days in the performance period.

2.3                                 Termination of Participation

Once an Eligible Employee becomes a Participant as set forth in Section 2.1, he shall remain a Participant until the earliest of: (i) the date of his Termination of Employment or the date he ceases to be an Eligible Employee, or (ii) the date the Committee determines that he shall no longer participate in the Plan.  A Former Participant shall nevertheless be entitled to receive the Balance of his Deferral Account, if any, in accordance with the Plan.

ARTICLE 3 - ACCOUNTS

3.1                                 Effect of Deferral Agreement

Commencing with the effective date of a Participant’s Deferral Agreement, the Participant’s Base Salary shall be reduced by the Deferral Amount specified in the Deferral Agreement on a ratable basis over the Plan Year or remainder thereof, and a corresponding amount shall be credited to the Participant’s Deferral Account as soon as practicable after the date of each such reduction.  Similarly, the Participant’s Annual Bonus shall be reduced by the applicable Deferral Amount specified in the Deferral Agreement for the Plan Year, and a corresponding amount shall be credited to the Participant’s Deferral Account as soon as practicable after the date of such reduction.  Notwithstanding the foregoing, a Deferral Agreement shall automatically terminate if a Participant suffers a disability, receives a distribution on account of Unforeseeable Emergency or dies. For purposes of this Section, a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

3.2                                 Company Matching Contributions

An Employer shall make a Company Matching Contribution for each Participant who has a Deferral Amount for each Plan Year.  The amount of the Company Matching Contribution shall be equal to 100% of the Participant’s Deferral Amount for the Plan Year up to a maximum of 5.0% of such Participant’s Compensation for the Plan Year.  The Company Matching Contribution shall be credited to the Participant’s Deferral Account not later than the last day of the applicable Plan Year.

3.3                                 Profit-Sharing Contributions

An Employer may make a Profit-Sharing Contribution for each Participant for each Plan Year beginning on or after the Effective Date during which such Employee was a Participant.  The Participating Employer shall determine the amount of the Profit-Sharing Contribution in its discretion, and the Profit-Sharing Contribution shall be credited to the Participant’s Deferral Account not later than the last day of the applicable Plan Year.  The Profit-Sharing Contribution shall be a specified percentage of the Base Salary of the Participant.  The Participant’s Annual Bonus shall not be considered in the calculation of the Profit-Sharing Contribution.

3.4                                 Earnings Credits

For Plan Years prior to January 1, 2009, a Participant’s Deferral Account shall be credited at the end of each business day following its establishment and prior to full distribution with the product of:  (i) the applicable Account Earnings Rate, and (ii) the Balance of the Deferral Account as of the immediately preceding business day (adjusted for any contributions or distributions, if applicable).  For Plan Years beginning on or after January 1, 2009, a Participant’s Deferral Account shall be adjusted by an amount equal to the amount that would have been earned (or lost) if the amounts deferred under this Plan had been invested in hypothetical investments designated by the Participant from time to time, based on a list of hypothetical investments provided by the Committee from time to time (such hypothetical earnings or losses shall be referred to as “Earnings”).  The Participant shall designate the investments used to measure Earnings from the list of authorized investments provided by the Committee by completing the appropriate form (or electronically via the Plan’s website) or in such other manner as the Committee may designate from time to time.  The Participant may change such designations at such times as are permitted by the Committee, provided that the Participant shall be entitled to change such designations at least quarterly.  Earnings shall be credited to the Participant’s Deferral Account at least annually (or more frequently at the discretion of the Committee).  Earnings shall be credited to Deferral Account until all payments with respect to such account have been made under this Plan.  None of the Sponsor, its Affiliates nor the Committee shall act as a guarantor, or be liable or otherwise responsible for the investment performance of the designated investments (including any losses sustained by a Participant) with respect to a Participant’s Deferral Account.

ARTICLE 4 - DISTRIBUTION

4.1                                 Available Forms of Distribution

The only form of distribution available is a single lump sum payment.

4.2                                 Distribution of Deferral Account Balance

Subject to Section 4.3 and Section 4.4, a Participant’s Deferral Account Balance shall be distributed upon the date of the Participant’s Termination of Employment.  Notwithstanding the foregoing or any Plan provision to the contrary, distributions to Key Employees upon Termination of Employment for any reason (other than death) may not be made before the date that is 6-months after the date of Termination of Employment.  Any payment otherwise due prior to the 6-month anniversary of the Participant’s date of Termination of Employment will be accumulated and paid on the first business day of the seventh month following the date of Termination of Employment (or, if earlier, the date of death of the Participant).

4.3                                 Unforeseeable Emergency Distribution

Notwithstanding Section 4.2, in the event a Participant incurs an Unforeseeable Emergency, the Plan shall distribute the portion of the Participant’s Deferral Account Balance necessary to satisfy the Unforeseeable Emergency, including any taxes that are required to be paid as a result of the distribution, after taking into account the extent to which any emergency may be relieved by insurance or otherwise, as determined in accordance with section 409A(a)(2)(B)(ii) of the Code.

4.4                                 Death or Disability

Notwithstanding Section 4.2, in the event of a Participant’s Disability or death, the Participant’s entire Deferral Account Balance shall be distributed to the Participant or the Participant’s Beneficiary in the form of a lump sum upon the date of such event.

4.5                                 Payment Date

For purposes of Section 409A and the Plan a payment shall be treated as made on the scheduled payment date if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the scheduled payment date. A Participant shall have no right to designate the date of any payment under the Plan.

ARTICLE 5 - BENEFICIARY DESIGNATION

5.1                                 Designation of Beneficiary and Change of Designation

A Participant shall have the right, at any time, to designate any person or persons as the Participant’s Beneficiary or Beneficiaries (both primary as well as secondary) to whom any vested but unpaid benefits under this Plan shall be paid in the event of the Participant’s death.  Each Beneficiary designation shall be made on the Beneficiary Designation Form approved by the Committee, and will be effective only when filed with the Committee during the Participant’s lifetime.  Any Beneficiary designation may be changed by the Participant without the consent of any designated Beneficiary by the filing of a new Beneficiary Designation Form with the Committee.  The filing of a new Beneficiary Designation Form will cancel all Beneficiary designations previously filed.

5.2                                 Absence of Designation

In the absence of an effective Beneficiary Designation, or if all designated Beneficiaries predecease a Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be the Participant’s estate.

5.3                                 Payment to Beneficiary

The payment to a Beneficiary or a deemed Beneficiary shall completely discharge the Sponsor’s obligations under this Plan.

ARTICLE 6 - ADMINISTRATION

6.1                                 Duties and Powers of the Committee

The Plan shall be administered by the Committee.  The Committee shall establish such rules and procedures as it deems appropriate for the administration of the Plan.  The Committee shall have the full power, discretion and authority to interpret, construe and administer the terms of the Plan, and determine benefits payable hereunder and all decisions made by the Committee shall be final and binding, including decisions resolving questions of fact.  The Committee may employ legal counsel, consultants, actuaries, and others as it deems desirable in the administration of the Plan.  Actions of the Committee shall be authorized by majority vote of the participating members and shall only be valid if recorded in writing in the minutes or resolutions of Committee meetings (which need not be held in person).

6.2                                 Claims for Benefits

A Claimant may bring a claim for benefits under this Plan by filing a written application for benefits with the Committee.  The Committee shall review such claim and shall decide such claim within a reasonable time. The Committee shall, no later than 90 days after the receipt of a claim (plus an additional period of 90 days if required for processing, provided that notice of the extension of time is given to the claimant within the first 90-day period), either allow or deny the claim in writing.  If a claimant does not receive written notice of the Committee’s decision on his claim within the above-mentioned period, the claim shall be deemed to have been denied in full.

A denial of a claim by the Committee, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include: the specific reasons for the denial; specific reference to pertinent Plan provisions on which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and an explanation of the claim review procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA.

A claimant whose claim is denied (or his duly authorized representative) may within 60 days after receipt of denial of a claim file with the Committee a written request for a review of such claim.  If the claimant does not file a request for review of his claim within such 60-day period, the claimant shall be deemed to have acquiesced in the original decision of the Committee on his claim, the decision shall become final and the claimant will not be entitled to bring a civil action under Section 502(a) of ERISA.  If such an appeal is so filed within such 60-day period, the Sponsor (or its delegate) shall conduct a full and fair review of such claim.  During such review, the claimant (or the claimant’s authorized representative) shall be given the opportunity to review all documents that are pertinent to his claim and to submit issues and comments in writing.

The Sponsor shall mail or deliver to the claimant a written decision on the matter based on the facts and the pertinent provisions of the Plan within 60 days after the receipt of the request for review (unless special circumstances require an extension of up to 60 additional days, in which case written notice of such extension shall be given to the claimant prior to the commencement of such extension).  Such decision shall be written in a manner calculated to be understood by the claimant, shall state the specific reasons for the decision and the specific Plan provisions on which the decision was based and shall, to the extent permitted by law, be final and binding on all interested persons.  If the decision on review is not furnished to the claimant within the above-mentioned time period, the claim shall be deemed to have been denied on review.  If a claimant’s claim for benefits is denied in whole or in part, the claimant may file suit in a state or federal court. Notwithstanding the aforementioned, before the claimant may file suit in a state or federal court, the claimant must exhaust the Plan’s administrative claims procedure set forth in this Article VI.  If any such state or federal judicial or administrative proceeding is undertaken, the evidence presented will be strictly limited to the evidence timely presented to the Sponsor.  In addition, any such state or federal judicial or administrative proceeding must be filed within six (6) months after the Sponsor’s final decision. In addition, any such state or federal judicial or administrative proceeding relating to this Plan shall only be brought in the Circuit Court for Arlington County, Virginia or in the United States District Court for the Eastern District of Virginia, Alexandria Division.  If any such action or proceeding is brought in any other location, then the filing party expressly consents to the transfer of such action to the Circuit Court for Arlington County, Virginia or the United States District Court for the Eastern District of Virginia, Alexandria Division.  Nothing in this clause shall be deemed to prevent any party from removing an action or proceeding to enforce or interpret this Plan from the Circuit Court for Arlington County, Virginia to the United States District Court for the Eastern District of Virginia, Alexandria Division.

ARTICLE 7 - MISCELLANEOUS

7.1                                 No Contract of Employment

This Plan is not intended to constitute a contract of employment, and the Sponsor and any Affiliate retain the right to discharge or discipline any Employee for any reason.

7.2                                 Funding

The amounts that may be payable under this Plan shall constitute general, unsecured obligations of the Sponsor, payable solely out of the general assets of the Sponsor, and no Participant shall have any rights to any specific assets of the Sponsor.  Balances under this Plan represent mere promises to pay amounts in the future.  In the event the Sponsor becomes subject to an insolvency or bankruptcy proceeding, a Participant in the Plan shall only have the rights of a general, unsecured creditor of the Sponsor for any Balances due under the Plan.

7.3                                 Liability of Sponsor

Subject to its obligation to pay Balances of Participants’ Accounts pursuant to the terms of this Plan, neither the Sponsor nor anyone acting on behalf of the Sponsor shall be liable for any act performed or the failure to perform any act with regard to this Plan, except as otherwise required by law.

7.4                                 Notices

Each Participant or Beneficiary shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices.  Any notice required or permitted to be given shall be deemed given if directed to the person to whom addressed.

7.5                                 Binding Effect

The terms of this Plan shall be binding on the Participants, their Beneficiaries, and their legal representatives, and on the Sponsor and any Affiliate, and their successors, assigns, and legal representatives.

7.6                                 Non-alienation

None of the payments, benefits or rights of any Participant or Beneficiary shall be subject to the claims of any creditor, and, in particular, to the fullest extent permissible by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process or any other legal or equitable process available to any creditor of such Participant or Beneficiary.

7.7                                 Incapacity

If the Committee determines that a Participant or Beneficiary is incompetent by reason of legal minority or physical or mental disability, the Committee shall have the power to cause the payments becoming due to such person to be made to another for the benefit of the minor or incompetent, without responsibility of the Sponsor or the Committee to see to the application of such payment.  Payments made in accordance with the application of such power shall operate as a complete discharge of all obligations of the Sponsor and the Committee to the extent of such payment.

7.8                                 Amendment or Termination

This Plan may be amended or terminated, in whole or in part, at any time by action of the Sponsor in writing.  No amendment or termination of the Plan shall deprive any Participant of any portion of his Deferral Account Balance as of the date of such amendment or termination.  Notwithstanding the foregoing or any provision of the Plan to the contrary, the Sponsor may at any time (in its sole discretion and without the consent of any Participant) modify, amend or terminate any or all of the provisions of this Plan or take any other action to the extent necessary to conform the provisions of the Plan with Section 409A regardless of whether such modification, amendment or termination of this Plan or other action shall adversely affect the rights of a Participant under the Plan.  Termination of this Plan shall not be a distribution event under the Plan unless otherwise permitted under Section 409A.

7.9                                 Other Plans

Nothing contained in this Plan shall preclude a Participant, to the extent he is otherwise eligible, from participation in any group insurance, pension, savings, or other employee benefit plans or programs which the Sponsor or an Affiliate in its discretion may make available to its employees, but the Sponsor or the Affiliate shall not be required to establish, maintain or continue any such plan or program by reason of this Plan.  Any amounts payable under this Plan shall not be deemed to be salary, bonus or other compensation paid to a Participant for purposes of computing contributions to or benefits under any other employee benefit plan or program, unless specifically required pursuant to such other plan or program.

7.10                           Integrated Agreement

This Plan document represents the entire agreement between the Employer and the Participants concerning the subject matter hereof.

7.11                           Severability

If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Plan shall be construed and enforced as if such provision had not been included.

7.12                           Construction

The masculine gender includes the feminine, and the singular the plural, and vice versa, unless the context clearly requires otherwise.  The headings and captions contained herein are provided for convenience only, shall not be considered part of the Plan, and shall not be employed in construction of the Plan.

7.13                           Code Section 409A Compliance

This Plan is intended to comply with the provisions of Section 409A and shall be administered, interpreted and construed accordingly (or disregarded to the extent such provision cannot be so administered, interpreted or construed).  With respect to payments subject to Section 409A: (i) it is intended that distribution events authorized under the Plan qualify as permissible distribution events for purposes of Section 409A; and (ii) the Sponsor reserve the right to accelerate and/or defer any payment to the extent permitted and consistent with Section 409A.  Notwithstanding any provision of this Plan to the contrary, to the extent the timing of any benefit payment due under this Plan was modified pursuant to the transition guidance provided by the Internal Revenue Service concerning the time and form of payment, any such modification shall only apply to amounts that would not otherwise be payable in 2008 and may not cause an amount to be paid in 2008 that would not otherwise be paid in 2008.  To the extent any such payment cannot be made in 2008 under the transition guidance, such payment will be made in January 2009.  Notwithstanding any provision of the Plan to the contrary, in no event shall the Committee, the Sponsor or an Affiliate (or their employees, officers, directors, members or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A.

IN WITNESS WHEREOF, and intending to be legally bound hereby, The AES Corporation has caused its authorized officer to execute this amended and restated document this 29 day of December 2008.

The AES CORPORATION

By:	/s/ Jay L. Kloosterboer
Jay L. Kloosterboer, Executive Vice President, Business Excellence